Exhibit 99.28.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Cambria Managed Futures Strategy ETF, Cambria Omaha ETF, Cambria Trendfollowing ETF, Cambria Domestic Tax Optimized ETF, Cambria Foreign Tax Optimized ETF, Cambria Global REIT ETF, Cambria Marijuana Industry ETF, and Cambria Long Short ETF, each a series of Cambria ETF Trust, under the headings “Other Service Providers” in the Prospectus and “Accounting and Legal Services” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cleveland, Ohio

August 28, 2018